Exhibit 99.1

Media Contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com
Stockholder Contact:	Chris Moran 617-218-3864 christopher.m.moran@ampf.com

Stockholders of Seligman LaSalle International Real Estate Fund, Inc. (NYSE: SLS) Elect Directors at Special Meeting of Stockholders

NEW YORK, NEW YORK, November 13, 2008 – Today, Seligman LaSalle International Real Estate Fund, Inc. (the “Corporation”) (NYSE: SLS) held an adjourned Special Meeting of Stockholders (the “Meeting”) in New York, New York and announced that the Corporation’s stockholders elected 10 new Directors to the Corporation’s Board. As stated in the Corporation’s proxy statement in connection with the Meeting, the new Directors would serve on the Corporation’s Board only if RiverSource Investments, LLC (“RiverSource Investments”), a wholly owned subsidiary of Ameriprise Financial, Inc., completed its acquisition of J. & W. Seligman & Co. Incorporated (“Seligman”). On November 7, 2008, RiverSource Investments completed its acquisition of Seligman and has been the investment manager of the Corporation since such date with the Corporation’s subadvisers, LaSalle Investment Management (Securities), L.P. and LaSalle Investment Management Securities B.V. providing day-to-day portfolio management services. As previously announced, the new investment management services agreement with RiverSource Investments and the new subadvisory and delegation agreements with the subadvisers were previously approved by stockholders of the Corporation at a special meeting of stockholders held on October 28, 2008.

At the Meeting, stockholders elected Kathleen Blatz, Arne H. Carlson, Pamela G. Carlton, Patricia M. Flynn, Anne P. Jones, Jeffrey Laikind, Stephen R. Lewis, Jr., Catherine James Paglia, Alison Taunton-Rigby and William F. Truscott. Mses. Blatz, Carlton and Taunton-Rigby and Mr. Truscott were elected to the class of Directors whose term will expire at the annual meeting to be held in 2009, Ms. Jones and Mr. Carlson were elected to the class of Directors whose term will expire at the annual meeting to be held in 2010, and Mses. Flynn and Paglia and Messrs. Laikind and Lewis were elected to the class of Directors whose term will expire at the annual meeting to be held in 2011, and (in each case) until their successors are elected and qualify. Messrs. Leroy C. Richie and John F. Maher will continue to serve as Directors of the Corporation, which results in an overall increase from ten Directors to 12 Directors of the Corporation.

The net asset value of shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. You can obtain the Corporation’s most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Corporation’s investment goals/objectives will be met, and you could lose money.